EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2005, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of EFJ, Inc. and Subsidiaries’ internal control over financial reporting, included in the Annual Report of EFJ, Inc. on Form 10-K for the year ended December 31, 2004 which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said reports in the Registration Statement of EFJ, Inc. on Form S-8.

/s/ GRANT THORNTON LLP
Vienna, Virginia

November 15, 2005